EXHIBIT 99.1

Repros Therapeutics Inc.® Reports Fourth Quarter and Year End 2015 Financial Results

THE WOODLANDS, Texas, March 14, 2016 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the fourth quarter and year ended December 31, 2015.

Financial Results

Net loss for the three month period ended December 31, 2015, was ($6.3) million or ($0.26) per share as compared to a net loss of ($7.4) million or ($0.31) per share for the same period in 2014.  The net loss for the year ended December 31, 2015, was ($29.2) million or ($1.20) per share as compared to a net loss of ($32.5) million or ($1.39) per share for 2014.  The decreases in net loss were primarily due to decreased clinical development expenses related to the Company’s enclomiphene product candidate, partially offset by increases in clinical development expenses related to Proellex®, payroll and benefits expenses and legal expenses.

Research and development (“R&D”) expenses decreased 11%, or approximately $3.0 million, to $24.1 million for the full year 2015 as compared to $27.1 million for 2014. The decrease was primarily due to the completion of all Phase 3 clinical trials related to our enclomiphene product candidate, partially offset by the payment of $2.3 million to the FDA associated with the submission of our NDA for the product candidate and increased expenses related to the clinical development of Proellex®.  Payroll and benefits expenses increased 20%, or approximately $851,000, to $5.2 million for the full year 2015 as compared to $4.3 million for 2014.  This increase was primarily due to an increase in salaries and included a bonus awarded to the R&D personnel in the amount of $338,000. Included in R&D payroll and benefits expense is a charge for non-cash stock based compensation expense of $2.1 million for 2015 as compared to $1.9 million for 2014.  R&D operating and occupancy increased 21%, or approximately $768,000, to $4.5 million for the full year 2015 as compared to $3.7 million for 2014.  This increase was primarily due to increases in legal and travel expenses.

General and administrative (“G&A”) expenses decreased 6%, or approximately $350,000, to $5.1 million for the full year 2015 as compared to $5.4 million for 2014.  Included in payroll and benefits expense is a charge for non-cash stock based compensation expense of $1.6 million for 2015 as compared to $1.9 million for 2014.  Additionally, salaries for both 2015 and 2014 were $1.4 million.  G&A operating and occupancy expense, which includes expenses to operate as a public company, decreased 10%, or approximately $207,000, to $1.8 million for 2015 as compared to $2.0 million for 2014.  The decrease was primarily due to a decrease in professional services costs and travel expenses.

Total revenues and other income, which consisted solely of interest income, was $11,000 in 2015 as compared to $9,000 for 2014.  The increase was due to higher yields in 2015 as compared to 2014.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $21.4 million as of December 31, 2015 as compared to $46.6 million as of December 31, 2014.  Net cash of approximately $25.3 million was used in operating activities during 2015 as compared to $29.3 million for 2014.  The major use of cash for operating activities during 2015 was to fund our clinical development programs and associated administrative costs.  No cash was used in investing activities during 2015 and 2014.  Cash provided by financing activities during 2015 was $102,000 due to the receipt of $102,000 from a former 10% shareholder to the Company in accordance with Section 16(a) under the Securities Exchange Act of 1934, as amended.  Cash provided by financing activities during 2014 was $147,000 due to the exercise of 23,334 stock options for cash.

As of December 31, 2015 we had 24,318,111 shares of common stock outstanding.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Any such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the potential approval of our NDA for our enclomiphene product candidate, the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenues
Interest income	$8	$3	$11	$9
Total revenues	8	3	11	9

Expenses
Research and development	4,839	5,771	24,116	27,107
General and administrative	1,440	1,678	5,087	5,437
Total expenses	6,279	7,449	29,203	32,544

Net loss	$(6,271)	$(7,446)	$(29,192)	$(32,535)

Net loss per share - basic and diluted	$(0.26)	$(0.31)	$(1.20)	$(1.39)

Weighted average shares used in loss per share calculation:
Basic	24,318	24,234	24,298	23,432
Diluted	24,318	24,234	24,298	23,432

	CONSOLIDATED BALANCE SHEETS
	(in thousands)

		December 31,	December 31,
		2015	2014

	Cash and cash equivalents	$21,393	$46,620
	Other currents assets	84	289
	Fixed assets (net)	8	32
	Total assets	$21,485	$46,941

	Accounts payable and accrued
	expenses	$2,918	$2,924
	Stockholders' equity	18,567	44,017
	Total liabilities and
	stockholders' equity	$21,485	$46,941

Contact:
Investor Relations: Thomas Hoffmann
The Trout Group
(646) 378-2931
thoffmann@troutgroup.com